Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Alpha Natural Resources, Inc.:

We consent to the incorporation by reference in the registration statement numbers 333-160937, 333-121670  and 333-166959 on Form S-8, 333-165473 on Form S-3ASR and 333-159801 on Form S-8 POS of Alpha Natural Resources, Inc. of our reports dated February 25, 2011, with respect to the consolidated balance sheets of Alpha Natural Resources, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Alpha Natural Resources, Inc.

/s/ KPMG LLP

Roanoke, Virginia
February 25, 2011